EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is made and entered into as of February 22, 2007 (“Effective Date”) by and between RXi Pharmaceuticals Corporation (“Employer”), a Delaware corporation and a majority owned subsidiary of CytRx Corporation, a Delaware corporation (“CytRx”), and Tod Woolf, an individual and resident of the Commonwealth of Massachusetts (“Employee”).
     WHEREAS, Employer and Employee desire to enter into an employment agreement under which Employee shall serve on a full-time basis as Employer’s President and Chief Executive Officer on the terms set forth in this Agreement, with the term of this Agreement to commence on the Effective Date.
     NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
     1. Engagement. Effective as of the Effective Date, Employer shall continue to employ Employee, and Employee shall continue to serve, as Employer’s President and Chief Executive Officer. Employee shall also continue to serve as a member of Employer’s Board of Directors (“Board”). Employee understands that his duties as President and Chief Executive Officer may change from time to time over the term of this Agreement in the discretion of Employer’s Board of Directors, but such duties shall in all events be consistent with the duties customarily assigned to the Chief Executive Officer of a company such as Employer.
     2. Duties; Place of Employment. Employee shall perform all duties assigned to him by the Employer’s Board faithfully, diligently and to the best of his ability. Such duties include, without limitation, the overseeing and implementation of the business plan adopted by the Board (as may be revised from time to time by the Board). Employee shall perform the services contemplated under this Agreement in accordance with the policies established by and under the direction of the Board of Directors. Employee shall have such corporate power and authority as shall reasonably be required to enable him to discharge his duties under this Agreement. Employee’s services hereunder shall be rendered at Employer’s offices in Worcester, Massachusetts, except for travel when and as required in the performance of Employee’s duties hereunder.
     3. Time and Efforts. Employee shall devote all of his business time, efforts, attention and energies to Employer’s business and the discharge of his duties hereunder, except as noted on Schedule A, which contains other potential activities of the Employee and disclosed conflicts of interest.
     4. Term. The term (the “Term”) of Employee’s employment shall commence on the Effective Date and shall expire on December 31, 2008, unless sooner terminated in accordance with Section 6. Neither Employer nor Employee shall have any obligation to extend or renew this Agreement. In the event the Agreement shall not be extended or renewed by Employer beyond the Term, Employer shall continue to pay Employee his salary as provided for in Section 5.1 during the period commencing on the date on which the Term ends and ending on the earlier of (a) June 30, 2009 or (b) the date of Employee’s re-employment with another employer.

     5. Compensation. As the total consideration for Employee’s services rendered under the Agreement, Employer shall pay or provide Employee the following compensation and benefits:
          5.1. Salary. Commencing on the Effective Date, Employee shall be entitled to receive an annual Base Salary of Two Hundred Fifty Thousand Dollars ($250,000).
          5.2. Discretionary Bonus. Employee may be eligible for an annual bonus for his services during the Term. Employee’s eligibility to receive a bonus, any determination to award Employee such a bonus and, if awarded, the amount thereof shall be in Employer’s sole discretion.
          5.3. Stock Options. At the first regularly scheduled meeting of the Board following the date upon which Employer closes an equity financing, in a single transaction or series of related transactions, of at least $15,000,000 (a “Financing”), Employer shall grant Employee a stock option under RXi Pharmaceuticals Corporation’s 2007 Incentive Plan (the “Plan”) to purchase a number of shares of Employer’s common stock equal to 3/70th of the number of shares of Employer’s common stock held by CytRx immediately prior to the Financing (the “Option”). The Option shall vest and become exercisable in 36 equal monthly installments beginning on the one-month anniversary of the date of grant, in each case, that Employee remains in the continuous employ of Employer through such anniversary date. The Option shall (a) be exercisable at an exercise price equal to the fair market value at the time of granting as determined by Employer, (b) have a term of ten years, and (c) be on such other terms as shall be determined by Employer’s Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Option. Notwithstanding anything to the contrary in Section 6.2 or other provisions of this Agreement or of the stock option agreement evidencing the Option, in the event that either (a) a Covered Transaction as defined in the Plan occurs or (b) CytRx votes its shares of capital stock of Employer to elect individuals who are (i) employees, officers or directors of CytRx, (ii) employees, officers or directors of any entity that has a contractual business relationship with CytRx, or (iii) employees, officers, directors of any entity that has a contractual business relationship with any officer or director of CytRx (collectively, “Affiliates”) to constitute a majority of the Employer’s Board of Directors, the Option shall thereupon vest in full and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan. Furthermore, in the event that the Employee is terminated without Cause or resigns for Good Reason, the shares that would have vested during the Severance Period (as defined in Section 6.2 below) shall vest and become exercisable as of the date of such termination.
          5.4. Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time.
          5.5. Vacation. Employee shall be entitled to twenty (20) business days of vacation each year during the Term in accordance with Massachusetts law.

          5.6. Employee Benefits. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the Term. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.
          5.7. Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.
     6. Termination. The Agreement may be terminated as set forth in this Section 6.
          6.1. Termination by Employer for Cause or Voluntary Resignation Without Good Reason. Employer may terminate Employee’s employment hereunder for “Cause” upon notice to Employee and Employee may voluntarily resign his employment hereunder upon notice to Employer. “Cause” for this purpose shall mean any of the following:
                (a) Employee’s breach of any material term of the Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee shall have previously received written notice from Employer stating the nature of such breach and affording Employee at least ten days to correct such breach;
                (b) Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime of moral turpitude;
                (c) Employee’s act of fraud or dishonesty injurious to Employer or its reputation;
                (d) Employee’s continual failure or refusal to perform his material duties as required under the Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;
                (e) Employee’s act or omission that, in the reasonable determination of Employer’s Board of Directors (or a Committee of the Board), indicates alcohol or drug abuse by Employee;
                (f) Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees; or
                (g) The termination, on or before June 30, 2007, of any exclusive license agreement entered into between Employer and the University of Massachusetts Medical School due to the failure of Employer to close the Financing.

                Upon termination of Employee’s employment by Employer for Cause or by Employee due to a voluntary resignation without Good Reason, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation as provided in Sections 5.1 and 5.5 as of the date of such termination and any unpaid bonus that may have been previously awarded Employee as provided in Section 5.2 prior to such date.
          6.2. Termination by Employer without Cause or by Employee for Good Reason. Employer may also terminate Employee’s employment without Cause upon notice to Employee. Employee may also terminate Employee’s employment for Good Reason upon notice to the Employer. Upon termination of Employee’s employment by Employer without Cause or by Employee for Good Reason, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of: (a) any accrued but unpaid salary and unused vacation as of the date of such termination as required by Massachusetts law and any unpaid bonus that may have been previously awarded Employee as provided in Section 5.2 prior to such date, which shall be due and payable upon the effective date of such termination; (b) an amount, which shall be due and payable within ten (10) days following the effective date of such termination, equal to the salary that would otherwise be payable as provided in Section 5.1 for the period of time which is equal to the earlier of either (i) the twelve-month anniversary of such termination date; or (ii) the remainder of the Term of the Agreement but in no event less than six (6) months (either (i) or (ii) shall be referred to as the “Severance Period”) and (c) continued participation, at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination. For purposes of this Agreement, Good Reason shall mean any of the following: (i) a material reduction in Employee’s duties, position, or responsibilities in effect immediately prior to such reduction; (ii) the Company reduces Employee’s Base Salary or bonus opportunity by more than 5% relative to his salary and bonus opportunity in effect immediately prior to such reduction; (iii) there is a material reduction by the Company in the kind or level of benefits to which Employee is entitled immediately prior to such reduction with the result that Employee’s overall benefits package is significantly reduced; (iv) without Employee’s express written consent, Employee’s relocation to a facility or a location more than thirty five (35) miles from his then current location in Worcester, Massachusetts; or (v) CytRx votes its shares of capital stock of Employer to elect individuals who are Affiliates to constitute a majority of the Employer’s Board of Directors.
          6.3. Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of his permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or Employee, as the case may be) with respect to Employee, or if no such policy is then in effect, shall mean Employee’s inability to fully perform his duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive. Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by Massachusetts law and any unpaid bonus that may have been previously awarded Employee as provided in Section 5.2 prior to such date.

     7. Confidentiality. While this Agreement is in effect and for a period of four years thereafter, Employee shall hold and keep secret and confidential all “trade secrets” (within the meaning of applicable law) and other confidential or proprietary information of Employer and shall use such information only in the course of performing Employee’s duties under this Agreement; provided, however, that with respect to trade secrets, Employee shall hold and keep secret and confidential such trade secrets for so long as they remain trade secrets under applicable law. Employee shall maintain in trust all such trade secret or other confidential or proprietary information, as Employer’s property, including, but not limited to, all documents concerning Employer’s business, including Employee’s work papers, telephone directories, customer information and notes, and any and all copies thereof in Employee’s possession or under Employee’s control. Upon the expiration or earlier termination of Employee’s employment with Employer, or upon request by Employer, Employee shall deliver to Employer all such documents belonging to Employer, including any and all copies in Employee’s possession or under Employee’s control.
     8. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of Section 7 of this Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. This provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
     9. Indemnification; Insurance. Employer and Employee acknowledge that, as the Chief Executive Officer of Employer, Employee shall be a corporate officer of Employer and, as such, Employee shall be entitled to indemnification to the full extent mandated by Employer to its officers, directors and agents under the Employer’s Certificate of Incorporation and Bylaws as in effect as of the date of this Agreement. Subject to his insurability thereunder, Employer shall maintain Employee as an additional insured under its current policy of directors and officers liability insurance and shall use commercially reasonable efforts to continue to insure Employee thereunder, or under any replacement policies in effect from time to time, during the Term. Furthermore CytRx shall indemnify, defend and hold harmless Employee and IPIFINI, Inc. for any claim against Employee arising from his work for Employer from the commencement of Employee’s service as Employer’s President and/or Chief Executive Officer through the Effective Date.
     10. Severable Provisions. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
     11. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns and Employee and his heirs and representatives; provided, however, that neither party may assign this Agreement without the prior written consent of the other party.

     12. Entire Agreement. This Agreement including Schedule A contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth otherwise therein or herein. Except as expressly provided herein, this Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of this Agreement. The parties agree that Employee’s fiduciary responsibility will be to RXi Pharmaceuticals, and not to CytRx, with no prejudice to the fact that CytRx may be advancing the compensation prior to the date of the Financing.
     13. Amendment. No modification of this Agreement shall be valid unless made in writing, approved by the Compensation Committee and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of this Agreement be enforceable or valid.
     14. Governing Law. This Agreement is and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to Massachusetts’s choice-of-law rules.
     15. Review by Counsel. Following the closing of the Financing, Employer shall reimburse Employee for consultation and review of this Agreement by legal counsel of his choosing up to a maximum of $3,000.
     16. Notice. All notices and other communications under this Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to this provision):

If to Employer:

RXi Pharmaceuticals Corporation One Innovation Drive Worcester, MA 01605

and

Until the closing of the Financing, with a copy to:
CytRx Corporation
11726 San Vicente Boulevard, Suite 650
Los Angeles, CA 90049
Facsimile: (310) 826-5529
Attention: Chief Executive Officer

If to Employee:

Mr. Tod Woolf

     17. Survival. Sections 8 through 19 shall survive the expiration or termination of this Agreement.
     18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
     19. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of this Agreement the prevailing party shall be entitled to recover its or his reasonable attorneys’ fees and other costs of suit in addition to any other recoveries.
     IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

“EMPLOYER”

By:	/s/ STEVEN A. KRIEGSMAN

Steven A. Kriegsman
Director

“EMPLOYEE”

/s/ TOD WOOLF

Tod Woolf

For the purposes of Section 9 only, CytRx Corporation has executed this Agreement as follows:

CYTRX CORPORATION

By:	/s/ STEVEN A. KRIEGSMAN

Steven A. Kriegsman
President